                                      FOR: Salton, Inc.

                              APPROVED BY: William B. Rue
                                           President and Chief Operating Officer
                                           (847) 803-4600
FOR IMMEDIATE RELEASE
---------------------
                                  CONTACT: Investor Relations:
                                           Cheryl Schneider/Hulus Alpay
                                           Press: Greg Tiberend/Ellen Paz
                                           Morgen-Walke Associates
                                           (212) 850-5600

           SALTON, INC. REPORTS RECORD FISCAL 2000 FOURTH QUARTER AND
                                YEAR-END RESULTS
                      -- ANNUAL NET SALES INCREASE 65.4%--
                     -- ANNUAL NET INCOME INCREASES 165.8%--

          Mt. Prospect, IL, September 7, 2000 -- Salton, Inc. (NYSE: SFP), today reported its fiscal 2000 fourth quarter and year-end results for the period ended July 1, 2000.

          Net income of $0.98 and $5.91 reported for the quarter and year-end respectively reflect a $900,000 reduction or approximately $0.06 per diluted share impact related primarily to the conversion of its Laurinburg, North Carolina manufacturing facility to a distribution facility. The Company also expects a future reduction to occur in the first half of fiscal 2001 to reflect the conversion of its manufacturing facility located in Macon, Missouri to a distribution facility.

          For the quarter ended July 1, 2000, net sales increased 31.7% to a record $176.1 million, compared to $134.7 million in the same period last year. Net income increased 122.3% to $15.3 million, compared to $6.9 million in the same quarter a year ago. Including the above mentioned $0.06 per diluted share impact, diluted earnings per share increased to a record $0.98 per diluted share from $0.48 per diluted share in the prior year's period. The weighted average common and common equivalent shares outstanding for the quarter were 15,692,755, compared to 14,391,275 in last year's comparable quarter.

          For the year ended July 1, 2000, net sales increased 65.4% to a record $837.3 million, compared to $506.1 million in the same period last year. Net income increased 165.8% to a record $91.8 million, compared to $34.5 million a year earlier. Including the above mentioned $0.06 per diluted share impact,

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
SALTON, INC. REPORTS RECORD FISCAL 2000 FOURTH QUARTER AND             PAGE: 2
YEAR-END RESULTS


diluted earnings per share increased to a record $5.91 per diluted share, compared to $2.37 per diluted share in the prior year's period. The weighted average common and common equivalent shares outstanding for the full year were 15,525,991 compared to 14,561,964 a year earlier. All share amounts and per share amounts have been adjusted to reflect the George Foreman name acquisition as of July 1, 1999.

          Subsequent to year-end, the Company reached an agreement to satisfy $22,750,000 of payment obligations, which otherwise would have been due on June 30, 2001, that it incurred in connection with its acquisition of the "George Foreman" name by issuing 621,074 shares of its common stock to George Foreman and other venture participants. Salton has agreed under certain circumstances to pay an amount of cash and/or issue additional shares of common stock if the shares issued to George Foreman and the others are sold for less than $36.625 per share during a specified one-year period. George Foreman and the others have agreed under certain circumstances to pay Salton in cash 50% of the excess over $22,750,000 of the aggregate sales proceeds plus the market value of any shares retained at the end of such one year period. Also subsequent to year-end, Salton made its regularly scheduled payment in cash to George Foreman in accordance with their agreement. The effect of these payments is to reduce the debt owed to George Foreman and the other venture participants by $42,750,000.

          Leonhard Dreimann, Chief Executive Officer of Salton, stated, "The past year has been a period of tremendous growth for Salton as evidenced by the introduction of a host of innovative and revolutionary products throughout our many product lines. Strong consumer demand has resulted in our record financial performance including the impact related to the conversion of our Laurinburg, North Carolina facility. This impact, coupled with several long-standing initiatives, reflect the continued evolution of Salton into a pure-play marketing company, with diminishing focus on manufacturing. This transition has been underway since we acquired Toastmaster(R) in January of 1999 and we believe it has helped position the Company for future growth."

          Mr. Dreimann continued, "Our record sales this quarter were driven by several factors including the introduction of our George Foreman(R) line of indoor-outdoor electric barbecue grills, as well as continued strong sales of the George Foreman(R) line of grills. Also contributing to the quarter's impressive sales performance were increased sales in our core products lines such as Farberware(R) products, Juiceman(R) juicer extractors and Toastmaster(R) products, including toaster ovens that feature a

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
SALTON, INC. REPORTS RECORD FISCAL 2000 FOURTH QUARTER AND              PAGE: 3
YEAR-END RESULTS


removable liner for easy cleaning."

          Commenting on the current quarter, Mr. Dreimann noted, "We have recently announced several key acquisitions that will allow Salton to further expand its current product offerings while capitalizing on the Company's core marketing strengths. These acquisitions include: Sonex(R) International Corporation, a designer and distributor of electrically operated toothbrushes which employ ultra high frequency sonic waves for cleaning, flossers and related products; the acquisition of the trademarks, other intellectual property assets and molds of The Stiffel Company, a premier designer of lamps and related products; and the execution of a non-binding letter of intent to acquire the Relaxor brand business and inventory from JB Research, Inc. These acquisitions will further broaden our already extensive line of product offerings that our consumers have demanded. We also look for future growth to come from the introduction of the Ultravection(TM) oven in the second half of fiscal 2001. We believe that this product has the potential to revolutionize the oven market because of its unique features including the ability to utilize three methods of heat transfer--radiant, conduction and convection heat, allowing for food to achieve greater moisture retention, ideal for cooking fish, steaks, pastries, poultry and seafood."

ABOUT SALTON, INC.
Salton, Inc. is a leading domestic designer, marketer and distributor of a broad range of branded, high quality small appliances, tabletop products and personal care/time products. Its portfolio of well-recognized owned and licensed brand names includes Salton(R), Toastmaster(R), Maxim(R), Breadman(R), Juiceman(R), Juicelady(R), George Foreman Grills(R), White-Westinghouse(R), Farberware(R), Melitta(R), Block(R) China, Atlantis(R), Sasaki(R), Rejuvenique(R), Ingraham(R), Calvin Klein(R), Sonex (R), and Stiffel(R).

Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: the Company's relationship and contractual arrangements with key customers, suppliers and licensors; the risks relating to pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of the Company's products; dependence on foreign suppliers and supply and manufacturing constraints; competitive products and pricing; economic conditions and the retail environment; the availability and success of future acquisitions; the Company's degree of leverage; the risks related to intellectual property rights; risks relating to regulatory matters and other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

                                 (Tables Follow)

                                  SALTON, INC.
                            STATEMENTS OF OPERATIONS
                    (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                            PERIOD                  YEAR TO DATE
                                                            ------                  ------------
                                                     7/1/00        6/26/99      7/1/00        6/26/99
                                                     ------        -------      ------        -------
   NET SALES                                      $   176,095   $   134,704   $   837,302   $   506,116
   Cost of goods sold                                  95,035        71,152       467,250       285,526
   Distribution expenses                               11,309         7,100        37,639        21,621
                                                  -------------------------   -------------------------
   GROSS PROFIT                                        69,751        56,452       332,413       198,969
   Selling, general and administrative expenses        39,465        38,756       156,749       129,588
                                                  -------------------------   -------------------------
   OPERATING INCOME                                    30,286        17,696       175,664        69,381
   Interest expense                                     6,396         5,619        28,761        15,518
                                                  -------------------------   -------------------------
   INCOME BEFORE INCOME TAXES                          23,890        12,077       146,903        53,863
   Income taxes                                         8,578         5,189        55,087        19,320
                                                  -------------------------   -------------------------
   NET INCOME                                     $    15,312   $     6,888   $    91,816   $    34,543
                                                  =========================   =========================

   WEIGHTED AVERAGE COMMON SHARES OUTSTANDING      11,344,640    10,095,202    11,221,379    10,760,455

   WEIGHTED AVERAGE COMMON AND COMMON
    EQUIVALENT SHARES OUTSTANDING                  15,692,755    14,391,275    15,525,991    14,561,964

   NET INCOME PER COMMON SHARE : BASIC            $      1.35   $      0.68   $      8.18   $      3.21
   NET INCOME PER COMMON SHARE : DILUTED          $      0.98   $      0.48   $      5.91   $      2.37



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                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)



 ASSETS
--------                                                    JULY 1,     JUNE 26,
                                                             2000         1999
CURRENT ASSETS:
  Cash                                                     $  7,606     $ 11,240
  Accounts receivable, net of allowances                    129,850       96,179
  Inventories                                               219,230      144,124
  Prepaid expenses and other current assets                  10,146        6,350
  Deferred tax assets                                         3,713        3,134
                                                           --------     --------
    TOTAL CURRENT ASSETS                                    370,545      261,027

Net Property, Plant and Equipment                            34,643       24,651

Non-current deferred tax asset
Intangibles, net and other non-current assets               159,088       42,638
                                                           --------     --------

TOTAL ASSETS                                               $564,276     $328,316
                                                           ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                         $ 35,113     $ 40,997
  Accrued expenses                                           21,028       21,865
  Income taxes payable                                        4,578         --
  Revolving line of credit and other current debt           112,280       32,229
                                                           --------     --------
    TOTAL CURRENT LIABILITIES                               172,999       95,091

Non-Current Deferred Tax Liability                            2,529          157
Long-term Debt                                              214,940      182,329
                                                           --------     --------
    TOTAL LIABILITIES                                       390,468      277,577

STOCKHOLDERS' EQUITY:
    TOTAL STOCKHOLDERS' EQUITY                              173,808       50,739
                                                           --------     --------
      TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY           $564,276     $328,316
                                                           ========     ========


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